PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT: Kenneth R. Howe, Chief Financial Officer (248) 737-4190

AGREE REALTY CORPORATION REPORTS FIRST QUARTER 2004 OPERATING RESULTS

First Quarter 2004 Highlights:

Financial Information

•	Diluted FFO per share of $0.60

•	$0.485 per share quarterly dividend paid April 15, 2004

     FARMINGTON HILLS, MI (April 23, 2004) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2004. For the first quarter, funds from operations increased 17.4% to $4,270,000 compared with funds from operations in the first quarter of 2003 of $3,637,000. Diluted funds from operations per share were $0.60 per share compared with $0.71 per share for the first quarter of 2003. Net income increased 29.0% to $2,896,000, or $0.45 per share on a diluted basis, compared with net income for the first quarter of 2003 of $2,244,000, or $0.50 per share. Total rental revenues increased 7.8% to $7,344,000, compared with total rental revenues of $6,812,000 in the first quarter of 2003. A reconciliation of net income to FFO is included in the financial table accompanying this press release.

Funds from Operations

     Management considers Funds from Operations (“FFO”) to be a useful supplemental measure to evaluate operating performance. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) to mean net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. In addition, our method of calculating FFO may not be comparable to the methods used by other REITs and, accordingly may be different from similarly titled measures reported by other companies.

Dividend

     We paid a cash dividend of $0.485 per share on April 15, 2004 to shareholders of record on March 31, 2004. The dividend is equivalent to an annualized dividend of $1.94 per share and represents a payout ratio of 80.8% of funds from operations for the quarter.

Portfolio Results

     At March 31, 2004, Agree Realty Corporation’s total assets were $190,525,000. At quarter end our portfolio consisted of 52 properties totaling 3,522,931 million square feet located in 14 states. The portfolio was 99% leased at the end of the quarter. During the first quarter 2004 we completed the development of a Walgreen drug store located in Flint Township, Michigan and acquired a recently completed Eckerd drug store located in Webster, New York. In addition we entered into a lease with a department store to occupy the entire 84,146 square feet previously occupied by Kmart in our Lakeland, Florida community shopping center. Rent on this lease should commence in October, 2004. In connection with the re-letting of the space we have agreed to make capital expenditures of approximately $600,000.

Operating Partnership Units

     As of March 31, 2004 there were 673,547 operating partnership units outstanding.

Annualized Base Rent of our Properties

The following is a breakdown of base rents in place at March 31, 2004 for each type of retail tenant:

National		$23,354,820	88.5%
Regional		1,985,713	7.5
Local		1,051,821	4.0

	Total	$26,392,354	100.0%

Lease Expirations

     The following table shows lease expirations for the next 9.75 years for our freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options.

		March 31, 2004
		Gross Leasable Area		Annualized Base Rent
	Number
Expiration	of Leases	Square	Percent		Percent
Year	Expiring	Footage	of Total	Amount	of Total
2004	10	29,959	.85%	$181,499	.69%
2005	20	153,367	4.35	868,599	3.29
2006	36	174,024	4.94	1,417,049	5.37
2007	12	63,330	1.80	431,097	1.63
2008	23	383,138	10.88	1,443,045	5.47
2009	6	152,390	4.33	629,081	2.38
2010	7	213,135	6.05	1,243,929	4.71
2011	6	178,903	5.08	1,116,688	4.23
2012	—	—	—	—	—
2013	1	51,868	1.46	492,746	1.87

Total	121	1,400,114	39.74%	$7,823,733	29.65%

     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties and neighborhood community shopping centers, located in thirteen (13) states and leased to major retail tenants.

     Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2004	2003
Revenue
Minimum rents	$6,369	$5,931
Percentage rents	25	41
Operating cost reimbursements	851	719
Unconsolidated entities	97	119
Other income	2	2

Total Revenue	7,344	6,812

Expenses
Real estate taxes	452	468
Property operating expenses	689	605
Land lease payments	185	185
General and administrative	633	556
Depreciation and amortization	1,084	1,006
Interest expense	1,104	1,584

Total Expenses	4,147	4,404

Income before minority interest and discontinued operations	3,197	2,408
Minority interest	301	315

Income before discontinued operations	2,896	2,093
Income from discontinued operations	—	151

Net Income	$2,896	$2,244

Net Income per share	$0.45	$0.50

Reconciliation of Funds From Operations to Net Income
Net income	$2,896	$2,244
Depreciation of real estate assets	1,062	1,042
Amortization of leasing costs	11	14
Minority interest	301	337

Funds from Operations	$4,270	$3,637

Funds from Operations — per share	$0.60	$0.71

Weighted average number of shares and “OP” Units outstanding	7,149	5,153

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	March 31,	Dec 31,
	2004	2003
ASSETS
Real estate investments, at cost	$226,352	$221,225
Accumulated depreciation	(39,533)	(38,476)
Cash and cash equivalents	218	1,004
Cash — restricted	—	4,310
Rents receivable	426	622
Investments in and advances to unconsolidated entities	327	330
Deferred costs, net of amortization	1,346	1,387
Other assets	1,389	1,284

Total Assets	$190,525	$191,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages payable	$55,441	$55,967
Construction loans	1,569	1,569
Notes payable	26,900	26,500
Other liabilities	4,712	5,640

Total Liabilities	88,622	89,676

Total Minority Interest	5,797	5,822

Common stock	1	1
Additional paid-in capital	109,174	108,252
Accumulated deficit	(11,468)	(11,228)
Unearned compensation	(1,601)	(837)

Total Stockholders’ Equity	96,106	96,188

	$190,525	$191,686